EXHIBIT 11

                                FOCUS ENHANCEMENTS, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS (LOSS) PER SHARE




                                                            Years Ended December 31,
                                                              1996            1995
                                                          ------------    ------------

Net income (loss)                                         $(10,772,410)   $    328,761
                                                          ============    ============

Primary:

Weighted average number of common shares outstanding         9,101,634       6,083,881
Weighted average common equivalent shares                                      977,396
                                                          ------------    ------------

Weighted average number of common and common equivalent
shares outstanding used to calculate per share data          9,101,634       7,061,277
                                                          ============    ============

Fully diluted:

Weighted average number of common shares outstanding         9,101,634       6,083,881
Weighted average common equivalent shares                                    2,089,645
                                                          ------------    ------------

Weighted average number of common and common equivalent
shares outstanding used to calculate per share data          9,101,634       8,173,526
                                                          ============    ============

Net income (loss) per share
        Primary                                           $      (1.18)   $       0.05
                                                          ============    ============
        Fully diluted                                     $      (1.18)   $       0.04
                                                          ============    ============